SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 19, 2008
Haights Cross Communications, Inc.
(Exact Name Of Registrant As Specified In Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

333-109381	13-4087398

(Commission File Number)	(I.R.S. Employer Identification No.)

10 New King Street, White Plains, New York	10604

(Address of Principal Executive Offices)	(Zip Code)
(914) 289-9400
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On December 19, 2008, the Board of Directors of Haights Cross Communications, Inc. (the “Company”) extended the term of the Company’s enhanced severance plan (the “Enhanced Severance Plan”), which provides for enhanced severance payments to be made to an identified group of key employees. Under this plan, a participating employee would receive the enhanced severance benefit (outlined below) if such employee’s employment with the Company or the business unit of the Company at which such employee works is terminated involuntarily without cause or voluntarily for good reason during the one year period following the sale of the Company or the applicable business unit or a one year period following the suspension of a sales process for the Company or the applicable business unit.
     The enhanced severance benefit for a participating employee consists of salary and medical benefit continuation for a specified severance period, with the salary benefit to be payable in a lump sum. The severance period ranges from six to 18 months, depending on the participating employee’s job classification.
     Mr. Mark Kurtz, the Company’s Senior Vice President and Chief Financial Officer, and Ms. Melissa Linsky, the Company’s Senior Vice President — Finance and Planning and Treasurer, each of whom are “named executive officers” as such term is defined in Item 4.02 of Regulation S-K under the Securities Act of 1933, as amended, are participating employees under the Enhanced Severance Plan. Mr. Paul Crecca, the Company’s Chief Executive Officer and President, has a separate employment agreement and is not covered by this plan. Under the Enhanced Severance Plan, the severance period for Mr. Kurtz and Ms. Linsky in respect of a qualifying termination following a sale would be 12 months. These severance periods represent an increase of six months from each such named executive officer’s regular severance arrangement.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 23, 2008	HAIGHTS CROSS COMMUNICATIONS, INC.
	By:	/s/ Mark Kurtz
		Name:	Mark Kurtz
		Title:	Senior Vice President and Chief Financial Officer